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                                                                    EXHIBIT 99.1
CONTACTS:
Mike Spinney                                         Steven Barnes
Senior Account Manager                               Public Relations Manager
Sterling Hager, Inc.                                 NetSilicon, Inc.
617-926-6665 x 372                                   781-398-4598
mike@SterlingHager.com                               sbarnes@NetSilicon.com




                    NetSilicon Acquires Dimatech Corporation


   "Solution-on-Chip" Provider Purchases Japanese Distributor to Capitalize on
                              Market Opportunities


WALTHAM, MA - FEBRUARY 20, 2001 - Building on the company's current success in the Japanese market, NetSilicon, Inc. (Nasdaq: NSIL), the leading provider of integrated hardware and software solutions for intelligent, networked devices, today announced that it has purchased its Japanese distributor, Dimatech Corporation, based in Tokyo, Japan. NetSilicon finalized the purchase of Dimatech on February 16, 2001. The approximate value of the deal will be $1.7 million in stock and cash. Hiro Kataoka, president of Dimatech, will continue to lead the organization.

"Japan is one of the largest markets for intelligent devices in the world," said NetSilicon Chairman and CEO Cornelius "Pete" Peterson. "NetSilicon's NET+Works(TM) product family has been well received by OEMs in Japan through our long-standing relationship with Dimatech, resulting in such high-profile customer wins as Mitsubishi Cable Industries. Establishing a strong local presence in Japan is part of NetSilicon's long-term strategy for growth in the region. We intend to capitalize on our recent success and continue to aggressively pursue this huge market opportunity for our complete connectivity solution. Hiro Kataoka clearly has the experience, industry knowledge and market expertise to lead the company's efforts in Japan, and I'm very pleased to welcome him to the NetSilicon team."


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Netsilicon Acquires Dimatech Corporation                                  Page 2


NetSilicon's NET+Works product family is a fully integrated, tested and production-ready embedded platform comprised of complete hardware, software, real-time operating system (RTOS), network protocols and servers, application programming interfaces (APIs), drivers, and utilities - fully supported and royalty-free. By elevating the traditional hardware-only system-on-silicon approach to a tightly coupled "solution-on-chip," NetSilicon is able to give OEMs an out-of-box solution that allows design engineers to reduce development costs, increase focus on product design and meet time-to-market demands. The NET+Works product line includes NET+OS(TM), an integrated solution with real-time operating system, and an open source offering, NET+Lx(TM), running uClinux. NET+Works is used in a variety of applications such as Internet telephony, building access and control, industrial automation, office appliances and handheld computing.

"NetSilicon's presence in the global marketplace continues to grow, and the establishment of direct sales, marketing, and support in Japan is a major event in creating worldwide market acceptance of NetSilicon's products," said Hiro Kataoka, vice president of the Intelligent Device Market for Japan. "By establishing a direct presence in Japan, we are making a strong statement to our existing customers and to leading prospects in the area. NetSilicon is committed to doing business in Japan, and dedicated to delivering the most complete connectivity solution to intelligent device manufacturers in the region. I'm pleased to have the opportunity to continue to lead these efforts on behalf of NetSilicon."









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Netsilicon Acquires Dimatech Corporation                                  Page 3



ABOUT NETSILICON

NetSilicon (NASDAQ:NSIL) designs and manufactures integrated solutions for manufacturers who want to build intelligence and Internet/Ethernet connectivity into their products. These solutions integrate system-on-silicon and software to provide a complete platform for Internet/Ethernet-connected products. The NET+Works platform allows manufacturers to shorten their time to market, reduce development risk, lower costs, and free their engineers from the difficult task of integrating multi-vendor networking components. NetSilicon is enabling device intelligence and connectivity in a broad range of industries including office imaging, industrial automation, telecommunications, building controls, security and point of sale. NetSilicon's solutions are paving the way for the device-centric networks of tomorrow.

For additional company, product or financial information, please visit the NetSilicon website, www.NetSilicon.com, send email to info@NetSilicon.com, or call 800-243-2333. For calls originating outside the US, call 781-647-1234. NetSilicon headquarters is located at 411 Waverley Oaks Road #227, Waltham, MA 02452.


Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve risks and uncertainties. The forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially due to a variety of factors, including without limitation the company's ability to develop, produce, and market products that incorporate new technology on a timely basis, that are priced competitively and achieve significant market acceptance; higher expenses associated with the development and marketing of new products; changes in product mix; risks of dependence on third-party component suppliers; inventory risks due to shifts in market demand; the presence of competitors with broader product lines and greater financial resources; intellectual property rights and litigation; needs for liquidity; and the other risks detailed from time to time in the company's reports filed with the Securities and Exchange Commission.

NetSilicon, NET+Works, NET+OS and NET+Lx are trademarks of NetSilicon, Inc. All other trademarks are the property of their respective owners.

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